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Exhibit 5.4

[DAVIS WRIGHT TREMAINE LLP LOGO]	Suite 2300 1300 SW Fifth Avenue Portland, OR 97201-5630
503.241.2300 tel 503.778.5299 fax

May 5, 2010

Regal Cinemas Corporation
7132 Regal Lane
Knoxville, Tennessee 37918

Hogan Lovells US LLP
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, Colorado 80202

Re:
Regal Cinemas Debt Offering

Ladies and Gentlemen:

We have acted as special counsel to Eastgate Theatre, Inc. (the "Oregon Guarantor") which is an Oregon corporation and a wholly-owned indirect subsidiary of Regal Cinemas Corporation, a Delaware corporation (the "Issuer"), in connection with an offering by the Issuer of its registered 8.625% Senior Notes due 2019 (the "Notes"), and the guarantees of the Notes by Regal Entertainment Group, a Delaware corporation and the Issuer's indirect parent, the Oregon Guarantor and certain of the Issuer's other direct and indirect subsidiaries. When used herein, the capitalized term "Guaranty" refers only to the guaranty of the Notes by the Oregon Guarantor, as attached as Exhibit C to the Indenture dated as of July 15, 2009, executed pursuant to the Indenture and to be executed again pursuant to the First Supplemental Indenture attached to the Registration Statement (defined below) as Exhibit 4.2. This opinion letter is provided to the Issuer and its counsel at the request of the Oregon Guarantor in support of the Issuer's filing of a registration statement on Form S-3 with the United States Securities and Exchange Commission on May 5, 2010 (the "Registration Statement"), and is intended to permit the Issuer to comply with the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5). Capitalized terms not otherwise defined herein shall have the meanings given in the Registration Statement or, to the extent the context otherwise requires, in the exhibits thereto.

The law covered by the opinions expressed herein is limited to the laws of the State of Oregon.

This opinion letter is to be interpreted in accordance with the Guidelines for the Preparation of Closing Opinions (including the appended Legal Opinion Principles) issued by the Committee on Legal Opinions of the American Bar Association's Business Law Section as published in 57 Business Lawyer 875 (February 2002) and the Statement on the Role of Customary Practice in the Preparation and Understanding of Third-Party Legal Opinions as published in 63 Business Lawyer 1277 (August 2008).

A.    Documents and Matters Examined

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

A-1 the Registration Statement, but not the exhibits thereto;

A-2 the Indenture dated as of July 15, 2009;

A-3 the form of First Supplemental Indenture attached to the Registration Statement as Exhibit 4.2;

A-4 the Guaranty;

A-4 a copy of the articles of incorporation, as currently in effect, certified as of April 30, 2010 to be a true copy of the same by the Oregon Secretary of State (the "Articles");

A-5 a copy of the bylaws, as currently in effect, certified by the corporate secretary to be currently in effect (the "Bylaws") and together with the Articles, the "Governing Documents");

A-6 a certificate of existence issued by the Oregon Secretary of State as of May 4, 2010;

A-7 unanimous consent resolutions of the board of directors of the Oregon Guarantor dated May 5, 2010 (the "Resolutions") pertaining to, among other things, the issuance by the Oregon Guarantor of the Guaranty and the obligations contemplated by the Indenture, including without limitation, the Notes; and

A-8 a certificate executed by the corporate secretary, dated as of May 5, 2010, certifying, among other things, the accuracy of the copy of the Oregon Guarantor's Governing Documents, and the accuracy of a copy of, and the valid adoption of, the Resolutions.

B.    Assumptions

We have been engaged for the limited purpose of rendering the opinions herein. Except as expressly set forth herein, we have not undertaken any independent investigation in support of the opinions expressed in this letter and we have relied solely upon our review of the foregoing documents in rendering the same. We have assumed the genuineness of all signatures, the authenticity of documents, certificates and records submitted to us as originals, the conformity to the originals of all documents, certificates and records submitted to us as certified or reproduction copies or telecopies, the legal capacity of all natural persons executing documents, certificates and records, and the completeness and accuracy as of the date of this opinion letter of the information contained in such documents, certificates and records.

C.    Opinions

Based on the foregoing examinations and assumptions and subject to the qualifications and exclusions stated below, we are of the opinion that:

C-1 The Oregon Guarantor is a corporation duly incorporated and validly existing under the laws of the State of Oregon;

C-2 We confirm that we opined in our letter dated October 13, 2009 (the "Previous Opinion"), and are still of the opinion, that the execution, delivery and performance of the Indenture had been duly authorized by all necessary corporate action on the part of the Oregon Guarantor, and the Indenture had been duly executed and delivered by the Oregon Guarantor;

C-3 The execution, delivery and performance of the First Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Oregon Guarantor; and

C-4 We confirm that we opined in the Previous Opinion, and are still of the opinion, that the execution, delivery and performance of the Guaranty of the Oregon Guarantor had been duly authorized by all necessary corporate action on the part of the Oregon Guarantor.

D.    Qualifications and Exclusions

The opinions set forth herein are subject to customary qualifications and exclusions, including the following matters as to which we express no opinion:

D-1 The enforceability of the Registration Statement, the Indenture, the Notes or the Guarantee;

D-2 Any tax laws and regulations; and

D-3 Any securities or blue sky laws or regulations.

This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect a legal analysis or conclusion or an information confirmation in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and future amendments thereto; provided that in giving this consent we do not admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended. The opinions expressed herein are for the Issuer's benefit in connection with the Registration Statement, and for the benefit of Hogan & Hartson L.L.P. in connection with the opinion letter it will furnish to the Issuer so that it may fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement. This opinion letter may not be used or relied upon by you for any other purpose or by any other person for any purpose whatsoever without, in each instance, our prior written consent.

Very truly yours,

/s/ Davis Wright Tremaine LLP

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  Exhibit 5.4